As filed with the Securities and Exchange Commission on November 15, 2019

REGISTRATION NO. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

under the

SECURITIES ACT OF 1933

DERMTECH, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	84-2870849
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

11099 N. Torrey Pines Road, Suite 100

La Jolla, CA 92037

(Address, Including Zip Code, of Principal Executive Offices)

DermTech, Inc. Amended and Restated 2010 Stock Plan

(Full Titles of the Plan)

Kevin Sun

Chief Financial Officer

DermTech, Inc.

11099 N. Torrey Pines Road, Suite 100

La Jolla, CA 92037

(858) 450-4222

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee(3)
Common Stock, $0.0001 par value	966,857 shares	$6.37	$6,163,308.62	$800.00

(1)

The number of shares of common stock, par value $0.0001 per share, or Common Stock, stated above consists of the aggregate number of shares which may be sold (i) upon the exercise of options or issuance of stock-based awards which have been granted and/or may hereafter be granted under the DermTech, Inc. Amended and Restated 2010 Stock Plan, or the Plan. The maximum number of shares which may be sold pursuant to the Plan is subject to adjustment in accordance with certain anti-dilution and other provisions of the Plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.

(2)

This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act as follows: (i) in the case of shares of Common Stock which may be purchased upon exercise of outstanding options, the fee is calculated on the basis of the weighted-average exercise price of the outstanding options; and (ii) in the case of shares of Common Stock for which options and stock-based awards have not yet been granted and the purchase price of which is therefore unknown, the fee is calculated on the basis of the average of the high and low sale prices per share of the Common Stock on the Nasdaq Capital Market as of a date (November 14, 2019) within five business days prior to filing this Registration Statement. The chart below details the calculations of the registration fee:

Securities	Number of Shares	Offering Price Per Share		Aggregate Offering Price
Shares issuable upon the exercise of outstanding options granted under the Plan	494,175	$3.82	(2)(i)	$1,885,536.52
Shares issuable upon the vesting of outstanding restricted stock units granted under the Plan	465,575	$9.05	(2)(ii)	$4,213,453.75
Shares reserved for future grant under the Plan	7,107	$9.05	(2)(ii)	$64,318.35
Proposed Maximum Aggregate Offering Price				$6,163,308.62
Registration Fee				$800.00

(3)

Pursuant to Rule 457(p) under the Securities Act, the registrant is offsetting $800 of the registration fee of $800 due under this Registration Statement against the amount of the registration fee of $6,654 previously paid by the registrant with respect to the registration statement on Form S-3 filed on September 26, 2019 as File No. 333-233962, or the Prior Registration Statement. No securities were sold pursuant to the Prior Registration Statement, which was withdrawn on November 14, 2019.

EXPLANATORY NOTE

In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission, the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Common Stock pursuant to the Plan. The documents containing the information specified in Part I will be delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2019 filed with the Commission on June 14, 2019.

(b) The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2019 and September 30, 2019 filed with the Commission on August  13, 2019 and November 7, 2019 respectively.

(c) The Registrant’s Current Reports on Form 8-K filed with the Commission on May 29, 2019, August 7, 2019, August  28, 2019, September 5, 2019, September 5, 2019 (including the description of the Common Stock contained, and incorporated by reference, therein), September  17, 2019, September 23, 2019, September 30, 2019, October 18, 2019 and November 7, 2019 (except for the information furnished under Items 2.02 or 7.01 and the exhibits thereto).

All reports and other documents filed by the Registrant with the Commission after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such reports and documents, or the Incorporated Documents.

Any statement contained herein or in any Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Registrant’s existing Amended and Restated Certificate of Incorporation, or the Amended and Restated Certificate of Incorporation, filed with the Delaware Secretary of State on August 29, 2019, as amended by a Certificate of Amendment, or the Certificate of Amendment, filed with the Delaware Secretary of State on August 29, 2019, provides that the Registrant shall indemnify its directors and officers, provided that they have acted in good faith and in a manner which they reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

This indemnity shall not extend to a suit by or in the right of the Registrant in which any director or officer has been adjudged to be liable to the Registrant, unless and to the extent that the court making such adjudication determines that the director or officer in question is fairly and reasonably entitled to indemnity for expenses that the court deems proper.

The Registrant shall not indemnify any director or officer in respect of a proceeding initiated by such director or officer unless such proceeding was authorized by the Registrant’s board of directors.

Any indemnification of its directors or officers by the Registrant is conditioned on the director or officer in question notifying the Registrant in writing as soon as possible of any proceeding for which indemnity will or could be sought, unless the Registrant has confirmed to the director or officer that it is aware of such proceeding. The Registrant may elect to participate in or assume the defense of any such proceeding at its own expense. The Registrant shall not be required to indemnify for any amounts paid in settlement without its written consent, which consent will not be unreasonably withheld.

Any indemnified director or officer will have the right to advancement of expenses upon the Registrant’s receipt of written notice therefor and an undertaking by or on behalf of any such director or officer to repay all amounts advanced if it shall ultimately be judicially determined that such person is not entitled to be indemnified.

The Registrant shall not indemnify any director or officer to the extent such director or officer is reimbursed from the proceeds of insurance. In the event the Registrant makes any indemnification payments and the director or officer in question is subsequently reimbursed from the proceeds of insurance, such director or officer shall promptly refund the Registrant to the extent of such insurance reimbursement.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as a part of or incorporated by reference into this Registration Statement:

Exhibit Number	Exhibit Description	Filed Herewith	Incorporated by Reference herein from Form or Schedule	Filing Date	SEC File/ Reg. Number
4.1	Amended and Restated Certificate of Incorporation of the Registrant, included as Annex D to the proxy statement/prospectus/information statement forming a part of the referenced filing.		S-4/A	08/7/2019	333-232181

4.2	Form of Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant, included as Annex F to the proxy statement/prospectus/information statement forming a part of the referenced filing.		S-4/A	08/7/2019	333-232181

4.3	Form of Certificate of Designation of Preferences Rights and Limitations of Series A Convertible Preferred Stock of the Registrant		S-4/A	08/7/2019	333-232181

4.4	Bylaws of the Registrant, included as Annex C to the proxy statement/prospectus/information statement forming a part of the referenced filing.		S-4/A	08/7/2019	333-232181

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. as to the legality of the securities being registered	X

23.1	Consent of KPMG LLP	X

23.2	Consent of Marcum LLP	X

23.3	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1)	X

24.1	Powers of Attorney (included on signature page to this Registration Statement)	X

99.1	Amended and Restated 2010 Stock Plan of the Registrant, included as Annex E to the proxy statement/prospectus/information statement forming a part of the referenced filing.		S-4/A	08/7/2019	333-232181

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California on November 15, 2019.

DERMTECH, INC.

By:	/s/ Kevin Sun
Name: Kevin Sun
Title: Chief Financial Officer

Each person whose signature appears below constitutes and appoints John Dobak, M.D. and Kevin Sun, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of DermTech, Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John Dobak, M.D.
John Dobak, M.D.	Chief Executive Officer and Director (Principal Executive Officer)	November 15, 2019

/s/ Kevin Sun
Kevin Sun	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	November 15, 2019

/s/ Matt Posard
Matt Posard	Director	November 15, 2019

/s/ Cynthia Collins
Cynthia Collins	Director	November 15, 2019

/s/ Enrico Picozza
Enrico Picozza	Director	November 15, 2019

/s/ Herm Rosenman
Herm Rosenman	Director	November 15, 2019

/s/ Gary Jacobs
Gary Jacobs	Director	November 15, 2019

/s/ Gene Salkind, M.D.
Gene Salkind, M.D.	Director	November 15, 2019

/s/ Scott Pancoast
Scott Pancoast	Director	November 15, 2019